Exhibit 5



                                                 January 9, 1998





Access Solutions International, Inc.
650 Ten Rod Road
North Kingstown, RI 02852

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4 (the "Registration Statement") filed by Access Solutions International, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 1,544,438 shares of Common Stock, $.01 par value (the "Common Stock") and 1,544,438 Class B Warrants ("Class B Warrants").

     We have served as counsel for the Company and, as such, are familiar with its corporate proceedings. We have also examined such documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Common Stock and Class B Warrants.

     Based upon such examination, it is our opinion that the Common Stock and Class B Warrants, when issued and paid for as contemplated by the Prospectus which is part of the Registration Statement, will be validly issued, fully paid and nonassessable.

     John E. Ottaviani, a partner of Edwards & Angell, is the Secretary of the Company.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus which is part of the Registration Statement.


                                                       Very truly yours,



                                                        /s/ Edwards & Angell
                                                      --------------------------
                                                            EDWARDS & ANGELL